Exhibit 99.1
Santander Consumer USA Holdings Inc. Reports Fourth Quarter and Full Year 2020 Results

Net Income of $911 million and Nearly $31 billion in Originations in 2020
Provided Loan Deferrals to ~700,000 Unique Customer Accounts in 2020 Due to COVID-19
Returned Nearly $1 billion in Capital to Shareholders in 2020

Dallas, TX - February 3, 2021 - PRESS RELEASE
Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC” or the “Company”) today announced net income for the fourth quarter ended December 31, 2020 ("Q4 2020") of $521 million, or $1.70 per diluted common share. Net income for the full year 2020 ("2020") was $911 million, or $2.87 per diluted common share.

As a result of the Federal Reserve Board’s extended interim policy (the “Interim Policy”), SC is prohibited from paying a dividend in the first quarter of 2021. Although SC’s standalone income is sufficient, SC consolidates into SHUSA’s capital plan and, therefore, the calculation of the restrictions uses SHUSA’s average trailing four quarters of income, which is insufficient to permit dividends under the Interim Policy. SHUSA has requested certain exceptions to the Interim Policy, however, the timing and outcome of the request is uncertain.

Also, as previously announced, the Company substantially exhausted the shares of SC common stock that the Company was permitted to repurchase under the previously disclosed exception to the Interim Policy approved by the Federal Reserve Bank. Consistent with the Interim Policy, the Company may continue to repurchase a number of shares of SC common stock equal to the amount of share issuances related to the Company’s expensed employee compensation.

Management Quotes

“I am very pleased with our 2020 results, particularly given the challenges presented by the pandemic. Over the course of the year, we responded quickly to execute a work from home strategy for the entire organization, and implemented additional paid emergency leave and premium pay for frontline employees. SC provided relief to nearly 700,000 customers, via loan deferrals, and achieved all-time highs in our customer satisfaction scores. We continued to support FCA participating in incentive programs and assisting FCA customers through lessee extensions and first payment deferrals. We supported our communities through the SC Foundation, which donated over $3 million to organizations caring for those hardest hit by the crisis. I am very excited about our recently announced partnership with Operation Hope, which will provide our employees with the financial literacy tools needed for a successful future. We have a clear strategic vision focused on dealer and customer satisfaction, enhancing our digital presence and achieving sustainable profitability,” said Mahesh Aditya, SC President and CEO.

Fahmi Karam, SC Chief Financial Officer, added, "Despite the challenges in 2020, we earned $911 million in net income, originated $31 billion across loans and leases and returned nearly $1 billion in capital to our shareholders. We also strengthened our balance sheet, ending the year at a CET1 Ratio of 14.6% and a loan loss reserve of $6.1 billion, which positions SC well to handle the remaining uncertainty in the macro environment. We are pleased with the continued strength of the portfolio’s performance and remain focused on generating assets with strong risk-adjusted returns to drive long-term shareholder value.”

2020 Highlights (variances compared to the full year 2019 (“2019”)
• COVID-19 response
◦Customers – Provided relief to ~700,000 unique customer accounts in 2020
◦Dealers – Relief programs for floorplan dealers through Santander Bank, N.A.
◦Employees – Executed work from home strategy, provided emergency leave and premium compensation to frontline employees
◦Communities – Donated $3 million to organizations serving vulnerable populations hardest hit by the crisis
• Announced the opening of a servicing center in Tampa, Florida
• $911 million net income, down 8%
• Returned $987 million of capital to shareholders
• Issued $11.0 billion in asset-backed securities “ABS” in 2020
• Total auto originations of $30.6 billion, down 2%
◦Originated $5.4 billion in auto loans through our partnership with Santander Bank
◦Achieved an average annual Fiat Chrysler penetration rate of 34%
• 30-59 delinquency ratio of 6.0%, down 370 basis points
• 59-plus delinquency ratio1 of 3.1%, down 200 basis points
• Net finance and other interest income2 of $4.8 billion, up 3%
• Retail Installment Contract (“RIC”) net charge-off ratio3 of 4.4%, down 340 basis points
• Allowance ratio of 18.5%, up from 9.9% in December 31, 2019
• Troubled Debt Restructuring (“TDR”) balance of $3.9 billion, flat
• Return on average assets ("ROA") of 1.9%, down 30 basis points
• Expense ratio of 1.8%, down 30 basis point
• Common equity tier 1 (“CET1”) ratio of 14.6%

Fourth Quarter of 2020 Highlights (variances compared to fourth quarter of 2019 (“Q4 2019”), unless otherwise noted)
• Total auto originations of $7.4 billion, down 1%
◦Core retail auto loan originations of $2.5 billion, up 2%
◦Chrysler Capital loan originations of $3.0 billion, down 8%
◦Chrysler Capital lease originations of $2.0 billion, up 8%
◦Chrysler average quarterly penetration rate of 28%, down from 32%
◦Santander Bank, N.A. program originations of $1.5 billion
• Net finance and other interest income2 of $1.3 billion, up 16%
• RIC gross charge-off ratio of 9.9%, down 740 basis points
• Recovery rate of 64.2%, up from 52.2%
• RIC net charge-off ratio3 of 3.5%, down 480 basis points
• Return on average assets of 4.3%, up 310 basis points
• $2.7 billion in ABS issued
• Expense ratio of 2.0%, down 10 basis points

Subsequent Events (2021)
• Appointed Dr. Virnitia Hendricks as Chief Diversity Officer for the newly created Office of Diversity, Equity and Inclusion (“DE&I”)
• Partnered with Operation Hope to provide employees with access to a powerful financial education and empowerment program

1Delinquency Ratio is defined as the ratio of end of period delinquent principal, over 59 days, to end of period gross balance of the respective portfolio, excludes finance leases.
2Includes Finance receivables held for investment, Finance receivables held for sale and Leased vehicles.
3Net Charge-Off Ratio stated on a recorded investment basis, which is unpaid principal balance adjusted for unaccreted net discounts, subvention and origination costs.

Conference Call Information
SC will host a conference call and webcast to discuss its Q4 2020 results and other general matters at 9:00 a.m. Eastern Time on Wednesday, February 3, 2021. The conference call will be accessible by dialing 1-866-548-4713 (U.S. domestic), or 1-323-794-2093 (international), conference ID 2596790. Please join 10 minutes prior to the start of the call. The conference call will also be accessible via live audio webcast through the Investor Relations section of SC's corporate website at http://investors.santanderconsumerusa.com. Choose "Events" and select the information pertaining to the Q4 2020 SC Earnings Conference Call. Additionally, there will be slides accompanying the webcast. Please allow at least 15 minutes prior to the call to register, download and install any necessary software prior to the call.

For those unable to listen to the live broadcast, a replay of the call will be available on the Company's website or by dialing 1-844-512-2921 (U.S. domestic), or 1-412-317-6671 (international), conference ID 2596790, approximately two hours after the conference call. An audio webcast of the call and investor presentation will also be archived on the Investor Relations section of SC's corporate website at http://investors.santanderconsumerusa.com, under "Events".

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions, or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as anticipates, believes, can, could, may, predicts, potential, should, will, estimates, plans, projects, continuing, ongoing, expects, intends, and similar words or phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements are not guarantees of future performance and involve risks and uncertainties that are subject to change based on various important factors, some of which are beyond our control. For additional discussion of these risks, refer to the section entitled Risk Factors and elsewhere in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our "SEC filings"). Among the factors that could cause the forward-looking statements in this press release and/or our financial performance to differ materially from that suggested by the forward-looking statements are (a) the adverse impact of COVID-19 on our business, financial condition, liquidity and results of operations; (b) continually changing federal, state, and local laws and regulations could materially adversely affect our business; (c) adverse economic conditions in the United States and worldwide may negatively impact our results; (d) a reduction in our access to funding a reduction in ; (e) significant risks we face implementing our growth strategy, some of which are outside our control; (f) unexpected costs and delays in connection with exiting our personal lending business; (g) our agreement with FCA US LLC may not result in currently anticipated levels of growth and is subject to certain conditions that could result in termination of the agreement; (h) our business could suffer if we are unsuccessful in developing and maintaining relationships with automobile dealerships; (i) our financial condition, liquidity, and results of operations depend on the credit performance of our loans; (j) loss of our key management or other personnel, or an inability to attract such management and personnel; (k) certain regulations, including but not limited to oversight by the Office of the Comptroller of the Currency, the Consumer Financial Protection Bureau, the European Central Bank, and the Federal Reserve, whose oversight and regulation may limit certain of our activities, including the timing and amount of dividends and other limitations on our business; and (l) future changes in our relationship with SHUSA and Banco Santander that could adversely affect our operations. If one or more of the factors affecting our forward-looking information and statements proves incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements. Therefore, we caution the reader not to place undue reliance on any forward-looking information or statements. The effect of these factors is difficult to predict. Factors other than these also could adversely affect our results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties as new factors emerge from time to time. Any forward-looking statements only speak as of the date of this document, and we undertake no obligation to update any forward-looking information or statements, whether written or oral, to reflect any change, except as required by law. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

About Santander Consumer USA Holdings Inc.
Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC”) is a full-service consumer finance company focused on vehicle finance, third-party servicing and delivering superior service to our more than 3.1 million customers across the full credit spectrum. SC, which began originating retail installment contracts in 1997, had an average managed asset portfolio of approximately $64 billion (for the fourth quarter ended December 31, 2020), and is headquartered in Dallas, Texas. (www.santanderconsumerusa.com)

CONTACTS:

Investor Relations
Evan Black
800.493.8219
InvestorRelations@santanderconsumerusa.com

Media Relations
Laurie Kight
214.801.6455
Media@santanderconsumerusa.com

Santander Consumer USA Holdings Inc.
Financial Supplement
Fourth Quarter 2020

Table 1: Consolidated Balance Sheets

	December 31, 2020	December 31, 2019
Assets	(Unaudited, Dollars in thousands)
Cash and cash equivalents	$109,053	$81,848
Finance receivables held for sale, net	1,567,527	1,007,105
Finance receivables held for investment, at amortized cost	33,114,638	30,810,487
Allowance for credit loss	(6,110,633)	(3,043,468)
Finance receivables held for investment, at amortized cost, net	27,004,005	27,767,019
Restricted cash	2,221,094	2,079,239
Accrued interest receivable	415,765	288,615
Leased vehicles, net	16,391,107	16,461,982
Furniture and equipment, net	62,032	59,873
Goodwill	74,056	74,056
Intangible assets	70,128	42,772
Other assets	972,726	1,071,020
Total assets	$48,887,493	$48,933,529
Liabilities and Equity
Liabilities:
Borrowings and other debt obligations	$41,138,674	$39,194,141
Deferred tax liabilities, net	1,263,796	1,468,222
Accounts payable and accrued expenses	531,369	563,277
Other liabilities	331,693	389,269
Total liabilities	$43,265,532	$41,614,909

Equity:
Common stock, $0.01 par value	3,061	3,392
Additional paid-in capital	393,800	1,173,262
Accumulated other comprehensive income, net	(50,566)	(26,693)
Retained earnings	5,275,666	6,168,659
Total stockholders’ equity	$5,621,961	$7,318,620
Total liabilities and equity	$48,887,493	$48,933,529

Table 2: Consolidated Statements of Income

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
	(Unaudited, Dollars in thousands, except per share amounts)
Interest on finance receivables and loans	$1,315,290	$1,262,266	$5,126,403	$5,049,966
Leased vehicle income	739,957	732,160	2,950,641	2,764,258
Other finance and interest income	1,508	10,624	13,862	42,234
Total finance and other interest income	2,056,755	2,005,050	8,090,906	7,856,458
Interest expense	274,400	332,171	1,204,335	1,331,804
Leased vehicle expense	446,814	517,467	2,077,759	1,862,121
Net finance and other interest income	1,335,541	1,155,412	4,808,812	4,662,533
Credit loss expense	254,129	545,345	2,364,459	2,093,749
Net finance and other interest income after credit loss expense	1,081,412	610,067	2,444,353	2,568,784
Profit sharing	64,518	14,293	120,757	52,731
Net finance and other interest income after credit loss expense and profit sharing	1,016,894	595,774	2,323,596	2,516,053
Investment losses, net	(120,593)	(168,406)	(400,590)	(406,687)
Servicing fee income	17,444	21,079	74,241	91,334
Fees, commissions, and other	87,782	83,304	343,905	364,119
Total other income	(15,367)	(64,023)	17,556	48,766
Compensation and benefits	163,907	127,900	552,867	510,743
Repossession expense	44,543	58,565	160,404	262,061
Other expenses	109,857	123,010	418,049	437,747
Total operating expenses	318,307	309,475	1,131,320	1,210,551
Income (loss) before income taxes	683,220	222,276	1,209,832	1,354,268
Income tax expense	161,760	76,214	298,921	359,898
Net income (loss)	$521,460	$146,062	$910,911	$994,370

Net income per common share (basic)	$1.70	$0.43	$2.87	$2.87
Net income per common share (diluted)	$1.70	$0.43	$2.87	$2.86
Weighted average common shares (basic)	306,080,483	340,020,380	317,456,292	346,992,162
Weighted average common shares (diluted)	$306,327,555	$340,448,254	$317,689,203	$347,507,507
Number of shares outstanding	306,091,978	339,201,748	306,091,978	339,201,748

Table 3: Other Financial Information

	Three Months Ended December 31,		Twelve Months Ended December 31,
Ratios (Unaudited, Dollars in thousands)	2020	2019	2020	2019
Yield on retail installment contracts	14.7%	15.7%	14.9%	16.0%
Yield on leased vehicles	6.8%	4.9%	5.0%	5.5%
Yield on personal loans, held for sale (1)	25.8%	25.7%	25.8%	26.0%
Yield on earning assets (2)	12.4%	12.2%	11.8%	12.7%
Cost of debt (3)	2.7%	3.5%	3.0%	3.6%
Net interest margin (4)	10.3%	9.5%	9.5%	9.9%
Expense ratio (5)	2.0%	2.1%	1.8%	2.1%
Return on average assets (6)	4.3%	1.2%	1.9%	2.2%
Return on average equity (7)	38.8%	8.0%	16.7%	13.7%
Net charge-off ratio on individually acquired retail installment contracts (8)	3.5%	8.3%	4.4%	7.8%
Net charge-off ratio (8)	3.5%	8.2%	4.4%	7.8%
Delinquency ratio on individually acquired retail installment contracts held for investment, end of period (9)	3.2%	5.1%	3.2%	5.1%
Delinquency ratio on loans held for investment, end of period (9)	3.2%	5.1%	3.2%	5.1%
Allowance ratio (10)	18.5%	9.9%	18.5%	9.9%
Common stock dividend payout ratio (11)	*	51.2%	23.0%	29.3%
Common Equity Tier 1 capital ratio (12)	14.6%	14.8%	14.6%	14.8%
Charge-offs, net of recoveries, on individually acquired retail installment contracts	$295,565	$618,269	$1,395,703	$2,288,812
Total charge-offs, net of recoveries	295,874	618,653	$1,399,523	$2,291,438
End of period delinquent amortized cost over 59 days, retail installment contracts held for investment	1,038,869	1,578,452	1,038,869	1,578,452
End of period personal loans delinquent principal over 59 days, held for sale	111,537	175,152	111,537	175,152
End of period delinquent amortized cost over 59 days, loans held for investment	1,039,310	1,580,048	1,039,310	1,580,048
End of period assets covered by allowance for credit losses	32,963,186	30,816,291	32,963,186	30,816,291
End of period gross retail installment contracts held for investment	32,937,036	30,776,038	32,937,036	30,776,038
End of period gross personal loans held for sale	1,396,060	1,481,037	1,396,060	1,481,037
End of period gross finance receivables and loans held for investment	32,937,036	30,788,706	32,937,036	30,788,706
End of period gross finance receivables, loans, and leases	50,222,654	48,379,072	50,222,654	48,379,072
Average gross retail installment contracts held for investment	33,444,217	29,959,060	31,519,595	29,248,201
Average gross retail installment contracts held for investment and held for sale	33,603,396	29,936,775	32,097,458	29,271,168
Average gross personal loans held for sale	1,272,542	1,364,877	1,315,317	1,393,456
Average gross finance receivables, loans and finance leases	34,918,942	31,363,298	33,463,996	30,726,530
Average gross operating leases	17,147,024	17,395,639	17,381,408	16,440,242
Average gross finance receivables, loans, and leases	52,065,966	48,758,937	50,845,404	47,166,772
Average managed assets	63,600,301	58,909,208	61,870,533	56,600,892
Average total assets	48,678,394	47,875,073	47,851,921	46,244,782
Average debt	41,254,472	38,185,199	40,482,925	36,727,416
Average total equity	5,376,172	7,339,351	5,439,163	7,243,438

(1)Includes Finance and other interest income; excludes fees
(2)“Yield on earning assets” is defined as the ratio of annualized Total finance and other interest income, net of Leased vehicle expense, to Average gross finance receivables, loans and leases
(3)“Cost of debt” is defined as the ratio of annualized Interest expense to Average debt
(4)“Net interest margin” is defined as the ratio of annualized Net finance and other interest income to Average gross finance receivables, loans and leases
(5)“Expense ratio” is defined as the ratio of annualized Operating expenses to Average managed assets
(6)“Return on average assets” is defined as the ratio of annualized Net income to Average total assets
(7)“Return on average equity” is defined as the ratio of annualized Net income to Average total equity
(8)“Net charge-off ratio” is defined as the ratio of annualized Charge-offs, on a amortized cost basis, net of recoveries, to average unpaid principal balance of the respective held-for-investment portfolio.
(9)“Delinquency ratio” is defined as the ratio of End of period Delinquent principal over 59 days to End of period gross balance of the respective portfolio, excludes finance leases

(10)“Allowance ratio” is defined as the ratio of Allowance for credit losses, which excludes impairment on purchased receivables portfolios, to End of period assets covered by allowance for credit losses
(11)“Common stock dividend payout ratio” is defined as the ratio of Dividends declared per share of common stock to Earnings per share attributable to the Company's shareholders.
(12)“Common Equity Tier 1 Capital ratio” is a non-GAAP ratio defined as the ratio of Total common equity tier 1 capital to Total risk-weighted assets (for a reconciliation from GAAP to this non-GAAP measure, see “Reconciliation of Non-GAAP Measures” in Table 8 of this release)

Table 4: Credit Quality

The activity in the credit loss allowance for retail installment contracts for the three and twelve month ended December 31, 2020 and 2019 was as follows (Unaudited, Dollar amounts in thousands):

	Three Months Ended December 31, 2020		Three Months Ended December 31, 2019
	Retail Installment Contracts		Retail Installment Contracts
Allowance for Credit Loss	Non-TDR	TDR	Non-TDR	TDR

Balance — beginning of period	$4,900,132	$1,248,522	$2,051,792	$1,060,612
Credit loss expense (a)	97,543	156,003	494,069	50,392
Charge-offs (b)	(617,506)	(207,819)	(950,993)	(341,668)
Recoveries	412,295	117,464	529,010	145,382
Balance — end of period	$4,792,464	$1,314,170	$2,123,878	$914,718

	Twelve Months Ended December 31, 2020		Twelve Months Ended December 31, 2019
	Retail Installment Contracts		Retail Installment Contracts
Allowance for Credit Loss	Non-TDR	TDR	Non-TDR	TDR

Balance — beginning of period	$2,123,878	$914,718	$1,819,360	$1,416,743
Day 1 - Adjustment to allowance for adoption of CECL standard	2,030,473	71,833	—	—
Credit loss expense	1,624,088	737,347	1,774,000	317,305
Charge-offs (a)	(2,573,212)	(825,355)	(3,636,924)	(1,559,318)
Recoveries	1,587,237	415,627	2,167,442	739,988
Balance — end of period	$4,792,464	$1,314,170	$2,123,878	$914,718

(a) Charge-offs for retail installment contracts includes partial write-down of loans to the collateral value less estimated costs to sell, for which a bankruptcy notice was received. There is no additional ACL on these loans.

A summary of delinquencies of our retail installment contracts as of December 31, 2020 and 2019 is as follows (Unaudited, Dollar amounts in thousands):

Delinquent Balance	December 31, 2020
	Amount	Percent
Amortized cost, 30-59 days past due	1,971,766	6.0%
Delinquent amortized cost over 59 days	1,038,869	3.1%
Total delinquent balance at amortized cost	$3,010,635	9.1%

Delinquent Balance	December 31, 2019
	Amount	Percent
Principal 30-59 days past due	$2,972,495	9.7%
Delinquent principal over 59 days	1,578,452	5.1%
Total delinquent principal (a)	$4,550,947	14.8%
(a) The table includes balances based on UPB. Difference between amortized cost and UPB was not material.

The retail installment contracts held for investment that were placed on nonaccrual status, as of December 31, 2020 and 2019 (Unaudited, Dollar amounts in thousands):

Nonaccrual Balance	December 31, 2020
	Amount	Percent
Non-TDR	748,026	2.3%
TDR	385,021	1.2%
Total non-accrual loans (a)	$1,133,047	3.5%
(a) The table includes balances based on amortized cost.

Nonaccrual Balance	December 31, 2019
	Amount	Percent
Non-TDR	$1,099,462	3.6%
TDR	516,119	1.7%
Total nonaccrual principal (a)	$1,615,581	5.3%
(a) The table includes balances based on UPB. Difference between amortized cost and UPB was not material.

The table below presents the Company’s allowance ratio for TDR and non-TDR individually acquired retail installment contracts as of December 31, 2020 and 2019 (Unaudited, Dollar amounts in thousands):

Allowance Ratios	December 31, 2020	December 31, 2019
TDR - Unpaid principal balance	$3,945,040	$3,859,040
TDR - Impairment	1,314,170	914,718
TDR - Allowance ratio	33.3%	23.7%

Non-TDR - Unpaid principal balance	$28,977,299	$26,895,551
Non-TDR - Allowance	4,792,464	2,123,878
Non-TDR Allowance ratio	16.5%	7.9%

Total - Unpaid principal balance	$32,922,339	$30,754,591
Total - Allowance	6,106,634	3,038,596
Total - Allowance ratio	18.5%	9.9%

The Company’s allowance for credit losses decreased $42 million and increased $3.1 billion for the three and twelve months ended December 31, 2020, respectively. For the three months ended December 31, 2020, the decrease is in line with decrease in portfolio balance compared to previous quarter. For the twelve months ended December 31, 2020, the primary drivers were $2.1 billion increase at CECL adoption on January 1, 2020, driven mainly by the addition of lifetime expected credit losses for non-TDR loans, and additional reserves specific to COVID-19 risk.

Table 5: Originations
The Company's originations of loans and leases, including revolving loans, average APR, and dealer discount (net of dealer participation) were as follows:

	Three Months Ended		Twelve Months Ended		Three Months Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019	September 30, 2020
Retained Originations	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$3,954,958	$3,779,615	$17,563,256	$15,835,618	$5,344,755
Average APR	15.1%	15.8%	14.1%	16.3%	13.7%
Average FICO® (a)	609	598	626	598	637
Premium	(1.4)%	(0.8)%	(1.1)%	(0.5)%	(1.3)%

Personal loans (b)	526,541	513,347	1,449,653	1,467,452	$305,039
Average APR	29.5%	29.8%	29.6%	29.8%	29.4%

Leased vehicles	1,956,559	1,811,662	6,820,062	8,520,489	$1,856,166

Finance lease	3,026	4,600	12,042	$17,589	$4,087
Total originations retained	$6,441,084	$6,109,224	$25,845,013	$25,841,148	$7,510,047

Sold Originations
Retail installment contracts	$—	$—	$761,323	$—	$80,144
Average APR	—%	—%	4.8%	—%	5.2%
Average FICO® (c)	—	—	734	—	738
Total originations sold	$—	$—	$761,323	$—	$80,144

Total originations (excluding SBNA Originations Program)	$6,441,084	$6,109,224	$26,606,336	$25,841,148	$7,590,191

(a)Unpaid principal balance excluded from the weighted average FICO score is $392 million, $404 million, $1.9 billion, $1.8 billion and $571 million for the three months ended December 31, 2020 and 2019, the twelve months ended December 31, 2020 and 2019, and for the three months ended September 30, 2020, respectively, as the borrowers on these loans did not have FICO scores at origination. Of these amounts, $153 million, $181 million, $539 million, $582 million and $145 million, respectively, were commercial loans.
(b)Included in the total origination volume is $143 million, $133 million, $294 million, $270 million and $72 million for the three months ended December 31, 2020 and 2019, the twelve months ended December 31, 2020 and 2019, and for the three months ended September 30, 2020, respectively, related to newly opened accounts.
(c)Only includes assets both originated and sold in the period. Total asset sales for the period are shown in table 6. Unpaid principal balance excluded from the weighted average FICO score is zero, zero, $80 million, zero and $11 million for the three months ended December 31, 2020 and 2019, the twelve months ended December 31, 2020 and 2019, and for the three months ended September 30, 2020, respectively, as the borrowers on these loans did not have FICO scores at origination. Of these amounts, the commercial loans were zero.

SBNA Originations Program

Beginning in 2018, the Company agreed to provide SBNA with origination support services in connection with the processing, underwriting and purchase of retail loans, primarily from Chrysler dealers. In addition, the Company agreed to perform the servicing for any loans originated on SBNA’s behalf. The Company facilitated the purchase of $1.5 billion and $5.4 billion of retail installment contacts during the three and twelve months ended December 31, 2020, respectively.

Table 6: Asset Sales

	Three Months Ended		Twelve Months Ended		Three Months Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019	September 30, 2020
Assets Sold	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$—	$—	$1,148,587	$—	$636,301
Average APR	—%	—%	5.6%	—%	4.9%
Average FICO®	$—	—	715	—	735

Table 7: Ending Portfolio

Ending outstanding balance, average APR and remaining unaccreted net discount of our held for investment portfolio as of December 31, 2020 and 2019, are as follows:

	December 31, 2020	December 31, 2019
	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$32,937,036	$30,776,038
Average APR	15.2%	16.1%
Discount/(premium)	(0.15)%	0.3%

Receivables from dealers	$—	$12,668
Average APR	—%	4.0%

Leased vehicles	$17,259,468	$17,562,782

Finance leases	$26,150	$27,584

Table 8: Reconciliation of Non-GAAP Measures

	December 31, 2020	December 31, 2019
	(Unaudited, Dollar amounts in thousands)
Total equity	$5,621,961	$7,318,620
Add: Adjustment due to CECL capital relief (c)	1,832,099	—
Deduct: Goodwill, intangibles, and other assets, net of deferred tax liabilities	163,659	152,756
Deduct: Accumulated other comprehensive income (loss), net	(50,566)	(26,693)
Tier 1 common capital	$7,340,967	$7,192,557
Risk weighted assets (a)(c)	50,424,476	48,761,825
Common Equity Tier 1 capital ratio (b)(c)	14.6%	14.8%
(a)Under the banking agencies' risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk weight of the category. The resulting weighted values are added together with the measure for market risk, resulting in the Company's total Risk weighted assets.
(b)CET1 is calculated under Basel III regulations required as of January 1, 2015. The fully phased-in capital ratios are non-GAAP financial measures.
(c)As described in our 2019 annual report on Form 10-K, on January 1, 2020, we adopted ASU 2016-13, Financial Instruments -Credit Losses (“CECL”), which upon adoption resulted in a reduction to our opening retained earnings balance, net of income tax, and increase to the allowance for credit losses of approximately $2 billion. As also described in our 2019 10-K, the U.S. banking agencies in December 2018 had approved a final rule to address the impact of CECL on regulatory capital by allowing banking organizations, including the Company, the option to phase in the day-one impact of CECL until the first quarter of 2023. In March 2020, the U.S. banking agencies issued an interim final rule that provides banking organizations with an alternative option to delay for two years an estimate of CECL’s effect on regulatory capital, relative to the incurred loss methodology’s effect on regulatory capital, followed by a three-year transition period. The Company elected this alternative option instead of the one described in the December 2018 rule.